Exhibit 99.1

For Immediate Release:	January 27, 2015

Investor Relations Contact: Marliese L. Shaw EVP, Investor Relations Officer United Bank 860-291-3622 mshaw@bankatunited.com	Media Relations Contact: Adam J. Jeamel SVP, Corporate Communications United Bank 860-291-3765 ajeamel@bankatunited.com

UNITED FINANCIAL BANCORP, INC.

ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS RESULTS,

AND FOURTH QUARTER DIVIDEND

GLASTONBURY, Conn., January 27, 2015 – United Financial Bancorp, Inc. (“United Financial” or the “Company”) (NASDAQ Global Select Stock Market: “UBNK”), the holding company for United Bank (the “Bank”), today announced results for the quarter and year ended December 31, 2014. These results represent the second full fiscal quarter as the combined United Financial [merger of Rockville Financial, Inc. (“Rockville”) and legacy United Financial Bancorp, Inc. (“legacy United”)]. Rockville was the legal acquirer in the merger of equals with legacy United, in a transaction that closed on April 30, 2014, and Rockville changed its name to United Financial Bancorp, Inc. at that time.

The Company had net income of $1.4 million, or $0.03 per diluted share, for the quarter ended December 31, 2014, compared to Rockville’s net income of $1.8 million, or $0.07 per diluted share, for the quarter ended December 31, 2013. Operating net income for the fourth quarter of 2014 was $8.3 million (Non-GAAP), or $0.16 per diluted share, adjusted for $10.6 million (pre-tax) of expenses related to the merger, $3.4 million (pre-tax) net positive impact of the amortization and accretion of the purchase accounting adjustments (or fair value adjustments) as a result of the merger, $2.6 million (pre-tax) net adjustment for the Company’s announced branch optimization program and $59,000 (pre-tax) net loss on sales of securities.

	For the Three Months Ended			For the Years Ended
(In thousands, except share data)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income	$1,421	$9,985	$1,757	$6,782	$14,227
Operating net income	8,316	10,450	3,296	26,729	16,300
GAAP EPS - Diluted	$0.03	$0.19	$0.07	$0.16	$0.54
Operating EPS - Diluted	$0.16	$0.20	$0.13	$0.62	$0.62

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Operating net income for the quarter ended September 30, 2014 was $10.4 million (Non-GAAP), or $0.20 per diluted share, adjusted for $4.5 million (pre-tax) of expenses related to the merger, $3.8 million (pre-tax) net positive impact of the amortization and accretion of the purchase accounting adjustments (or fair value adjustments) as a result of the merger, and $430,000 (pre-tax) net gains on sales of securities. Operating net income for the prior year period was $3.3 million (Non-GAAP), or $0.13 per diluted share, adjusted for $2.1 million (pre-tax) of expenses related to the merger.

Net income for the year ended December 31, 2014 was $6.8 million, or $0.16 per diluted share, and declined from $14.2 million or $0.54 per diluted share for the year ended December 31, 2013. Operating net income of $26.7 million (Non-GAAP), or $0.62 per diluted share for the year ended December 31, 2014 increased from $16.3 million or $0.62 per diluted share for the year ended December 31, 2013. Adjustments to operating net income from GAAP net income are largely related to the merger with legacy United and are itemized in the reconciliation of non-GAAP measures.

“As we close the books on 2014, I am pleased to announce that we reported impressive organic loan growth, successfully completed the conversion to one core operating system, and have materially achieved the Company’s objectives related to eliminating redundant expenses by the end of the fourth quarter,” stated William H. W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. and United Bank. “Looking forward to 2015, the operational environment will be challenging; however, I am confident that our strategy to reduce expenses and improve efficiency will enhance long term shareholder value, while maintaining superior service for our customers.”

Earnings in both 2014 and 2013 were affected by non-operating income and expense. A reconciliation of these non-GAAP measures may be found on pages F-8 and F-9.

Financial Highlights

•	Fourth quarter net income of $1.4 million, or $0.03 per diluted share, operating net income of $8.3 million, or $0.16 per diluted share
•	Year-to-date 2014 net income of $6.8 million, or $0.16 per diluted share, operating net income of $26.7 million, or $0.62 per diluted share
•	3.44% GAAP tax equivalent net interest margin, compared to 3.56% in the linked quarter. On an operating basis, the fourth quarter tax equivalent net interest margin was 3.15%, compared to 3.23% in the linked quarter.
•	Operating Return on Tangible Common Equity was 6.96%

Loan Production Highlights

•	11% annualized linked quarter organic loan growth
•	$106 million of loan growth from the linked quarter
•	3% linked quarter organic commercial loan growth (11% annualized)
•	Record residential mortgage originations at $122 million in the fourth quarter of 2014
•	61% of residential mortgage volume is for home purchases

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GAAP Results

The Company reported net income of $1.4 million, or $0.03 per diluted share, in the fourth quarter of 2014. The quarter’s results reflect charges related to the Company’s previously announced restructuring initiatives aimed at reducing redundant positions and eliminating non-strategic branches to better posture the Company to achieve greater operational efficiencies going forward. The completion of the core data processor conversion in the fourth quarter of 2014 allowed the Company to eliminate redundant back office positions and consultancy required to maintain the two legacy banks’ processing systems. As a result, merger and acquisition expenses totaling $10.1 million in the fourth quarter of 2014 included payments to former employees due to position eliminations, payments to consultants and advisors in order to execute the transaction and to assist in the data processing conversion, as well as other integration related expenses.

Interest income totaled $48.2 million in the fourth quarter of 2014, an increase of $1.0 million, or 2%, from the linked quarter due to organic earning asset growth across loan portfolios as well as the investment portfolio. Earning assets increased by $165 million, or 3%, organically during the quarter, while average interest-earning assets increased by $151 million, or 3% from the linked quarter. Interest income and expense results include the recognition of purchase accounting adjustments made during the fourth quarter of 2014, for which more details are provided subsequently in this release. Interest expense increased by $1.3 million, or 26%, to $6.3 million for the fourth quarter of 2014. The increase was primarily driven by the $75 million subordinated debt issuance that occurred on September 24, 2014, which had limited effect on the Company’s third quarter 2014 interest expense but included $1.1 million of expense in the fourth quarter. Average interest bearing liabilities increased by $175 million, or 5%, from the linked quarter.

The GAAP tax equivalent net interest margin for the fourth quarter of 2014 compressed by 12 basis points to 3.44% compared to 3.56% for the linked quarter, primarily as a result of the impact of the interest expense associated with the subordinated debt issuance and to a lesser extent by the diminished impact of purchase accounting adjustments on the loan yields. On a GAAP basis, the yield on interest-earning assets declined by 3 basis points in the fourth quarter of 2014 to 3.94%, while the cost of interest-bearing liabilities increased by 11 basis points during the quarter to 0.62%, which was attributable to the expense on the subordinated debt. The operating net interest margin, which excludes the impact of purchase accounting adjustments, decreased by 8 basis points to 3.15% in the fourth quarter of 2014 from 3.23% in the linked quarter due in large part from the expense related to the subordinated debt and somewhat by lower yields on loans originated during the fourth quarter.

The net benefit to interest income in the fourth quarter of 2014 from accretion of purchase accounting adjustments totaled $1.5 million, an 11% decrease from $1.7 million recognized in the third quarter of 2014. The decline between the two quarters reflects the decreased impact of loan purchase accounting marks that is expected as the purchased portfolio continues to amortize. Interest expense benefited from net accretion of discounts totaling $1.9 million in the fourth quarter of 2014, a 10% decrease from $2.1 million recognized in the linked quarter. The decrease in the interest expense benefit was due to a notably lower level of maturities related to term wholesale funding in the fourth quarter of 2014 as compared to the linked quarter. The Company continues to expect future benefits to net interest income.

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Total non-interest income declined $1.1, million, or 26%, to $3.0 million for the quarter ended December 31, 2014 from $4.1 million recognized in the linked quarter. The fourth quarter results include the recognition of a $2.1 million loss related to limited partnership investments, similarly reported in the linked quarter, this was largely attributable to a tax credit investment the Company entered into in the third quarter of 2014. During the third quarter of 2014, the Company completed a tax credit investment in which expense was recognized relating to the amortization of the underlying asset, while concurrently realizing an offsetting credit benefit of $2.6 million reflected in the tax provision for the third quarter. That tax benefit is duplicated in the fourth quarter of 2014.

Significantly impacting non-interest income during the fourth quarter of 2014 was the $1.4 million reduction in other income (loss) compared to the linked quarter which largely attributable to the branch optimization program, whereby the Company recognized a $670,000 loss in the fourth quarter of 2014 representing the write-down of fixed assets. Additionally, the Company’s mortgage servicing rights valuation reflected a reduction in value of $487,000 during the fourth quarter of 2014, a $421,000 unfavorable change from the linked quarter. The decline in market interest rates throughout 2014 had the effect of reducing fee income by $1.1 million year-to-date through reduction in mortgage servicing rights valuation adjustments, largely due to the Company’s assumptions pertaining to the average life of the servicing asset at lower interest rates. While the Company produced record residential mortgage origination volume in the fourth quarter and for the full year of 2014 of $122 million and $378 million, respectively, gains on sales of loans were flat to the linked quarter and declined by $1.9 million to $3.1 million for the year ended December 31, 2014. Recognition of gains on sales of loans reflects the recognition of income at the time that secondary market contracts are executed rather than at the time those loans are delivered to the investor. Also noteworthy in the fourth quarter is the Company’s recognition of $1.1 million of gross fee income associated with loan level hedging activity that occurred during the quarter, reflecting an increase of $989,000 over the linked quarter.

Non-interest expense for the quarter ended December 31, 2014 totaled $45.1 million and increased by $10.2 million, or 29%, from the quarter ended September 30, 2014. The linked quarter increase in non-interest expense is primarily driven by the $6.1 million increase in expenses directly related to the merger; by the $2.4 million increase in occupancy expense, of which $1.9 million is attributed to the announced closure of underutilized branches; and by the $1.1 million increase in marketing and promotion expense attributed to the introduction of the Company’s new branding and marketing initiatives. These non-interest expense increases were partially offset by the $1.0 million decrease in salaries and employee benefits expense and $712,000 decrease in service bureau fees.

Operating Results

Operating net income declined by $2.1 million to $8.3 million, or $0.16 per diluted share, in the fourth quarter of 2014 from $10.4 million, or $0.20 per diluted share, in the linked quarter. The decline in operating net income is primarily attributable to a $1.7 million increase in the provision for loan losses and a $2.1 million increase in operating expense, partially offset by a $1.5 million increase in the tax benefit for operating results. The Company’s total operating revenue was relatively flat and increased by $190,000 in comparison to the linked quarter comprised of a $106,000 increase in operating net interest income and an $84,000 increase in operating non-interest income. The slight increase in operating net interest income reflects the increase in interest

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income attributable to the growth in the loan and investment portfolios, partially offset by the increase in operating interest expense associated with a full quarter impact from the Company’s $75 million subordinated debt issuance in September 2014. The Company reported operating return on average assets (“ROA”) of 0.62% and operating return on tangible common equity (“ROTCE”) of 6.96% for the fourth quarter of 2014, decreased from 0.80% and 7.93% in the linked quarter, respectively.

Noteworthy is the increase in fee income derived from United Northeast Financial Advisory (“United Northeast”), the Company’s financial advisory business, which increased by $810,000 to $1.8 million for the year 2014. Specifically, Sorrento Pacific Financial, a research and consulting firm from Pennsylvania, ranks United Northeast Financial Advisory number three in their top ten list of high performing bank wealth management programs. The report cites United Northeast’s year-over-year increase of 135% in fee income generated in the first half of 2014.

The provision for loan losses increased by $1.7 million to $4.3 million for the quarter ended December 31, 2014 compared to $2.6 million for the quarter ended September 30, 2014. A post-merger objective was to conduct and complete a comprehensive review of the purchased loan portfolio by year-end and ensure a consistent application of risk ratings across the portfolio. We have completed that exercise and believe asset quality for the Company remains strong and stable. As a result, net charge-offs for the fourth quarter of 2014 were $1.8 million, or 0.19% annualized as a percentage of average loans outstanding, and increased by $157,000 from $1.7 million, or 0.18% annualized as a percentage of average loans outstanding, in the linked quarter. Net charge-offs for the year-to-date 2014 were 0.12% as a percentage of average loans outstanding. Factors that continue to be considered in the provision for loan losses include the composition of the portfolio, the level of non-performing loans and charge-offs, local economic and credit conditions, the direction of real estate values and delinquency trends.

On a linked quarter basis, operating expense increased by $2.1 million, or 7%, to $32.6 million in the fourth quarter of 2014. Of the $2.1 million increase, $1.1 million is attributable to higher marketing and promotion expense, $2.0 million to increased other expenses and $487,000 to increased occupancy and equipment expense. These expense increases were partially offset by the $1.0 million, or 5.8%, decline in salaries and benefits expense and the $712,000, or 23.6%, decline in service bureau fees. Marketing and promotion expense increased $1.1 million to $1.4 million in the fourth quarter and is due to the deployment of a new branding campaign which was launched subsequent to the completion of the fourth quarter data conversion. Other expenses increased by $2.0 million to $6.0 million in the fourth quarter, largely due to a $771,000 increase in an off-balance sheet provision, to $191,000 in the fourth quarter of 2014 from a benefit of $580,000 in the linked quarter. The decline in salaries and benefits expense and the decline in service bureau fees are reflective of the Company eliminating redundant expenses associated with operating two core data processing systems from the legacy banks. The Company expects a normalized level of service bureau fees will begin in the first quarter of 2015.

Business Line Discussions

Commercial Banking

Total commercial loans grew organically during the fourth quarter of 2014 by $65 million, or 11% annualized. For the quarter ended December 31, 2014, commercial loan growth was comprised of a commercial real estate portfolio increase of $19 million, or 1%, and an increase in the commercial construction portfolio of $51 million, or 42%, partially offset by a decrease in the commercial business portfolio of $5 million, or 1%.

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The Company recently announced the acquisition and expansion of our commercial loan teams in our Greater Springfield and Worcester markets. The commercial banking team acquired in Greater Springfield is led by Daniel Flynn, Executive Vice President and Chief Operating Officer for Wholesale Banking, a seasoned commercial banker with over three decades of experience in the Western Massachusetts market. The Worcester commercial banking team is led by Tom McGregor, SVP & Regional Commercial Banking Executive bringing over twenty years of commercial banking experience, focusing on commercial and asset based lending. These two leaders, with their respective teams, will augment the strong commercial banking focus at United and will not only allow the Company better access to commercial opportunities in their respective geographies, but will also service and seek to expand our existing relationships.

Mortgage Banking

The Company reported record quarterly origination volume for residential mortgage loans in the fourth quarter of 2014. During the quarter, mortgage originations increased by $62 million to $122 million from $60 million in the same period of the prior year. On a linked quarter basis, residential mortgage originations increased by $6 million from $116 million in the third quarter of 2014. Purchase mortgage activity increased during this time period to $74 million, or 61%, of production in the fourth quarter of 2014 compared to $37 million, or 62%, in the prior year period. On-balance sheet, residential mortgage loans grew by $52 million (15% annualized) during the fourth quarter of 2014 compared to the linked quarter. The Company continues to take market-share throughout its footprint and in 2014 was reported as the number one purchase lender in Hartford County and number one lender overall in Tolland County. Additionally, according to the Mortgage Bankers Association, home lending fell by 36% in 2014 while United Financial grew by 35% during that same period.

Funding & Deposits

Deposits totaled $4.04 billion at December 31, 2014 and were flat to the linked quarter with a slight increase of $6 million from $4.03 billion at September 30, 2014, reflecting a $58 million, or 9%, decrease in non-interest-bearing deposits and a $64 million, or 2%, increase in interest-bearing deposits. The cost of total interest bearing deposits increased by 2 basis points to 0.50% in the quarter ended December 31, 2014 from 0.48% in the linked quarter, driven primarily by the impact of certificate of deposit specials utilized in the fourth quarter of 2014.

At the end of the third quarter of 2014, the Company issued $75 million of ten-year term subordinated debt with a coupon rate of 5.75%. The impact of the issuance on the cost of interest-bearing funding in the fourth quarter 2014 results drove the majority of the 11 basis point increase in the cost of total interest bearing liabilities as compared to the linked quarter.

Investment Portfolio

The available for sale securities portfolio increased by $40 million during the quarter to $1.05 billion at December 31, 2014 from $1.01 billion at September 30, 2014. This increase is largely

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reflective of increased investments in cash flowing mortgage backed securities. These bond purchases represent an opportunity to shorten the investment portfolio duration and add diversification to the portfolio holdings. The available for sale securities portfolio represented 19% of total assets at December 31, 2014, unchanged from the prior quarter.

Asset Quality

The Company maintains a disciplined approach to asset quality and will not match extremely favorable pricing or underwriting and structure pressures of competitor banks if those considerations do not meet the Company’s asset quality and return standards. The asset quality metrics as of December 31, 2014 reflect the combined loan portfolios following the merger, as well as the purchase accounting marks at legal close. Non-performing assets increased $2.7 million to $34.6 million at December 31, 2014 from $31.9 million at September 30, 2014. The ratio of non-performing assets to total assets increased 3 basis points to 0.63% at December 31, 2014 from 0.60% at September 30, 2014. Non-performing loans increased $3.1 million to $32.4 million at December 31, 2014 from $29.3 million at September, 2014. Included in non-performing loans are non-accruing troubled debt restructurings (TDR). Non-accruing TDRs decreased $1.4 million to $3.8 million at December 31, 2014 from $5.2 million at September 30, 2014. The ratio of non-performing loans to total loans increased 6 basis points to 0.83% at December 31, 2014 from 0.77% at September 30, 2014. At December 31, 2014, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 76.67% and 0.64%, respectively, compared to 76.15% and 0.59% at September 30, 2014, respectively. The allowance for loan losses as a percentage of total covered loans outstanding was 1.11% at December 31, 2014, compared to 1.06% at September 30, 2014.

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.10 per share to shareholders of record at the close of business on February 6, 2015 and payable on February 17, 2015. This dividend equates to a 2.89% annualized yield based on the $13.84 average closing price of the Company’s common stock in the fourth quarter of 2014. The Company has paid dividends for 35 consecutive quarters.

Tangible Book Value

Tangible book value per share decreased to $9.65 at December 31, 2014 from $10.02 at September 30, 2014; primarily due to the impact of the Company’s stock repurchase activity in the fourth, quarter and the cash dividend payment to shareholders totaling $0.10 per share, offset in part by the after-tax GAAP net income of $1.4 million. Tangible book value was also negatively impacted during the fourth quarter 2014 by the $10.1 million (pre-tax) of merger related expenses. As stated earlier, the Company expects to recognize limited merger and acquisition expense in 2015, thus significantly reducing further negative impact to tangible book value.

Stock Repurchase Program

The Company obtained approval and initiated a third buyback plan on October 15, 2014. Under this plan, the Company is authorized to repurchase up to 2,566,283 shares, or 5% of the outstanding shares at the time the plan was approved. As of December 31, 2014, the Company had repurchased

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1,934,189 shares under this plan at an average cost of $14.02 per share, and has authorization to purchase an additional 632,094 shares. The Company repurchased 3,202,429 shares during the quarter ended December 31, 2014, at an average price of $13.71 as compared to the average closing price during the period of $13.84. In total, the Company has repurchased 7,615,465 shares as of December 31, 2014, or 26% of total shares outstanding prior to the first repurchase program.

Management Comments

“United Financial Bancorp, Inc. significantly returned capital to its shareholders in the fourth quarter of 2014 by buying back 6% of its shares outstanding as well as issuing its quarterly dividend payment. Our total shareholder return since the closing date of the merger is 12% compared to the SNL thrift index of 7% and our total shareholder return since the date of the Company’s mutual conversion is 51% compared to the SNL thrift index of 41%,” stated William H. W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. and United Bank. “We look forward to becoming a highly efficient and top performing Company, to continuing to provide exceptional service to our customers and communities, to rewarding the performance of our hard working employees and to providing strong returns to our shareholders. I would like to thank our team of dedicated employees who continue to win new business and deliver a superior customer experience every day.”

Investor Conference Call

United Financial Bancorp, Inc. will host a conference call on Wednesday, January 28, 2015 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s fourth quarter results. Those wishing to participate in the call may dial toll-free 1-888-339-0797. A telephone replay of the call will be available through February 8, 2015 by calling 1-877-344-7529 and entering conference number 10058633. A podcast will be available on the Company’s website for an extended period of time, as well as on the Company’s investor relations app.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Central and Southern Connecticut, and Western and Central Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and $5 billion in assets. Through the merger, Rockville Financial, Inc. completed the acquisition of United Financial Bancorp, Inc. The combined Company, known as United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.

For more information about United Bank’s services and products call (866) 959-BANK or visit www.bankatunited.com. For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download United Financial Bancorp, Inc.’s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

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Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Interest and dividend income:
Loans	$40,682	$16,898	$133,011	$67,752
Securities-taxable interest	5,303	1,995	16,367	6,687
Securities-non-taxable interest	1,794	763	5,113	2,748
Securities-dividends	409	72	1,302	250
Interest-bearing deposits	21	20	86	80

Total interest and dividend income	48,209	19,748	155,879	77,517

Interest expense:
Deposits	4,265	2,130	13,559	7,992
Borrowed funds	2,052	642	4,448	2,468

Total interest expense	6,317	2,772	18,007	10,460

Net interest income	41,892	16,976	137,872	67,057
Provision for loan losses	4,333	720	9,496	2,046

Net interest income after provision for loan losses	37,559	16,256	128,376	65,011

Non-interest income:
Service charges and fees	4,511	1,810	14,473	7,935
Net gain (loss) from sales of securities	(59)	—	1,228	585
Net gain from sales of loans	741	257	3,148	5,054
Bank-owned life insurance	897	514	3,042	2,092
Net loss on limited partnership investments	(2,048)	—	(4,224)	—
Other income (loss)	(1,041)	378	(1,062)	1,385

Total non-interest income	3,001	2,959	16,605	17,051

Non-interest expense:
Salaries and employee benefits	16,758	9,680	59,332	36,428
Service bureau fees	2,304	663	8,179	3,287
Occupancy and equipment	5,653	1,519	13,239	6,679
Professional fees	1,297	429	3,662	2,377
Marketing and promotions	1,420	42	2,296	476
FDIC insurance assessments	818	301	2,553	1,172
Other real estate owned	223	241	792	874
Core deposit intangible amortization	481	—	1,283	—
Merger related expense	10,136	2,141	36,918	2,141
Other	5,986	2,159	16,178	9,032

Total non-interest expense	45,076	17,175	144,432	62,466

Income (loss) before income taxes	(4,516)	2,040	549	19,596
Provision (benefit) for income taxes	(5,937)	283	(6,233)	5,369

Net income	$1,421	$1,757	$6,782	$14,227

Net income per share:
Basic	$0.03	$0.07	$0.16	$0.55
Diluted	$0.03	$0.07	$0.16	$0.54
Weighted-average shares outstanding:
Basic	50,329,002	25,444,330	42,829,094	26,061,942
Diluted	51,086,811	25,872,666	43,269,517	26,426,220

United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Interest and dividend income:
Loans	$40,682	$40,119	$35,366	$16,844	$16,898
Securities-taxable interest	5,303	5,180	3,981	1,903	1,995
Securities-non-taxable interest	1,794	1,495	1,053	771	763
Securities-dividends	409	381	339	173	72
Interest-bearing deposits	21	26	28	11	20

Total interest and dividend income	48,209	47,201	40,767	19,702	19,748

Interest expense:
Deposits	4,265	3,990	3,146	2,158	2,130
Borrowed funds	2,052	1,018	742	636	642

Total interest expense	6,317	5,008	3,888	2,794	2,772

Net interest income	41,892	42,193	36,879	16,908	16,976
Provision for loan losses	4,333	2,633	2,080	450	720

Net interest income after provision for loan losses	37,559	39,560	34,799	16,458	16,256

Non-interest income:
Service charges and fees	4,511	3,944	3,892	2,126	1,810
Net gain (loss) from sales of securities	(59)	430	589	268	—
Net gain from sales of loans	741	667	1,284	456	257
Bank-owned life insurance	897	873	750	522	514
Net loss on limited partnership investments	(2,048)	(2,176)	—	—	—
Other income (loss)	(1,041)	338	(196)	(163)	378

Total non-interest income	3,001	4,076	6,319	3,209	2,959

Non-interest expense:
Salaries and employee benefits	16,758	17,791	14,541	10,242	9,680
Service bureau fees	2,304	3,016	1,768	1,091	663
Occupancy and equipment	5,653	3,278	2,610	1,698	1,519
Professional fees	1,297	1,081	856	428	429
Marketing and promotions	1,420	367	280	229	42
FDIC insurance assessments	818	785	632	318	301
Other real estate owned	223	136	125	308	241
Core deposit intangible amortization	481	481	321	—	—
Merger related expense	10,136	4,008	20,945	1,829	2,141
Other	5,986	3,979	4,099	2,114	2,159

Total non-interest expense	45,076	34,922	46,177	18,257	17,175

Income (loss) before income taxes	(4,516)	8,714	(5,059)	1,410	2,040
Provision (benefit) for income taxes	(5,937)	(1,271)	512	463	283

Net income (loss)	$1,421	$9,985	$(5,571)	$947	$1,757

United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands)

(Unaudited)

ASSETS	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Cash and cash equivalents:
Cash and due from banks	$43,416	$58,109	$66,269	$19,977	$20,308
Short-term investments	43,536	26,876	23,157	12,669	24,927

Total cash and cash equivalents	86,952	84,985	89,426	32,646	45,235
Available for sale securities—At fair value	1,053,011	1,012,780	952,033	442,332	404,903
Held to maturity securities—At amortized cost	15,368	15,556	15,761	14,749	13,830
Loans held for sale	8,220	6,332	19,656	3,267	422
Loans receivable, net of allowance for loan losses	3,877,063	3,772,522	3,674,936	1,739,952	1,697,012
Federal Home Loan Bank of Boston stock, at cost	31,950	30,090	30,419	15,053	15,053
Accrued interest receivable	14,212	14,712	13,728	5,923	5,706
Deferred tax asset, net	33,833	25,974	22,656	9,977	10,697
Premises and equipment, net	57,665	57,595	52,149	25,413	24,690
Goodwill	115,240	114,160	114,936	1,070	1,070
Core deposit intangible asset	9,302	9,783	10,264	—	—
Cash surrender value of bank-owned life insurance	122,622	121,724	120,851	64,992	64,470
Other real estate owned	2,239	2,647	3,213	2,657	1,529
Other assets	49,132	44,946	39,450	14,517	16,998

	$5,476,809	$5,313,806	$5,159,478	$2,372,548	$2,301,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$602,359	$659,859	$649,929	$275,068	$266,609
Interest-bearing	3,432,952	3,369,143	3,290,261	1,533,385	1,468,596

Total deposits	4,035,311	4,029,002	3,940,190	1,808,453	1,735,205
Mortgagors' and investor escrow accounts	13,004	6,649	11,983	3,868	6,342
Federal Home Loan Bank advances and other borrowings	777,314	594,873	526,375	245,560	240,228
Accrued expenses and other liabilities	48,772	31,916	28,287	14,320	20,458

Total liabilities	4,874,401	4,662,440	4,506,835	2,072,201	2,002,233

Total stockholders’ equity	602,408	651,366	652,643	300,347	299,382

	$5,476,809	$5,313,806	$5,159,478	$2,372,548	$2,301,615

United Financial Bancorp, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	At or For the Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Share Data:
Basic net income (loss) per share	$0.03	$0.19	$(0.13)	$0.04	$0.07
Diluted net income (loss) per share	0.03	0.19	(0.13)	0.04	0.07
Dividends declared per share	0.10	0.10	0.10	0.10	0.10

Operating Data:
Total revenue	$44,893	$46,269	$43,198	$20,117	$19,935
Total non-interest expense	45,076	34,922	46,177	18,257	17,175
Average earning assets	4,969,225	4,817,907	3,892,382	2,190,391	2,126,987

Key Ratios:
Return (loss) on average assets (annualized)	0.11%	0.76%	-0.53%	0.16%	0.31%
Return (loss) on average equity (annualized)	0.90%	6.12%	-4.19%	1.26%	2.39%
Tax-equivalent net interest margin (annualized)	3.44%	3.56%	3.86%	3.17%	3.23%

Residential Mortgage Production:
Dollar volume (total)	$121,886	$115,787	$82,434	$58,141	$59,687
Mortgages originated for home purchases	74,171	80,709	64,273	38,474	37,046
Loans sold	39,489	55,806	23,485	17,923	22,493
Net gains from sales of loans	741	667	1,284	456	257

Non-performing Assets:
Residential real estate	$12,387	$11,468	$8,366	$8,373	$8,887
Commercial real estate	10,663	5,914	168	—	656
Construction	611	638	665	673	1,518
Commercial business	4,872	5,703	5,516	1,148	1,259
Installment and collateral	25	386	18	6	3

Non-accrual loans	28,558	24,109	14,733	10,200	12,323
Troubled debt restructures—non-accruing	3,800	5,180	4,380	1,784	1,331

Total non-performing loans	32,358	29,289	19,113	11,984	13,654
Other real estate owned	2,239	2,647	3,213	2,657	1,529

Total non-performing assets	$34,597	$31,936	$22,326	$14,641	$15,183

Non-performing loans to total loans	0.83%	0.77%	0.52%	0.68%	0.80%
Non-performing assets to total assets	0.63%	0.60%	0.43%	0.62%	0.66%
Allowance for loan losses to non-performing loans	76.67%	76.15%	111.67%	162.72%	140.50%
Allowance for loan losses to total loans	0.64%	0.59%	0.58%	1.11%	1.12%

Non-GAAP Ratios: (1)
Non-interest expense to average assets	3.35%	2.66%	4.41%	3.16%	3.06%
Efficiency ratio (2)	96.03%	72.09%	106.89%	90.76%	86.15%
Cost of interest-bearing deposits (annualized)	0.50%	0.46%	0.46%	0.58%	0.59%
Revenue growth rate	-2.97%	7.11%	114.73%	0.91%	-9.28%
Revenue growth rate (annualized)	-11.90%	28.44%	n/m (3)	3.65%	-37.10%
Average earning asset growth rate	3.14%	23.78%	77.70%	2.98%	3.53%
Average earning asset growth rate (annualized)	12.56%	95.11%	n/m (3)	11.92%	14.14%

(1)	Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.

(2)	The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income before provision for loan losses and non-interest income, exclusive of net loss on limited partnership investments.

(3)	The annualized growth rate for revenue and earning assets based on second quarter 2014 results is not meaningful due to the acquisition of United Financial Bancorp, Inc. on April 30, 2014.

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2014			December 31, 2013
Interest-earning assets:	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Residential real estate	$1,403,045	$12,296	3.51%	$630,228	$5,706	3.62%
Commercial real estate	1,665,230	19,538	4.65	761,970	8,450	4.40
Construction	162,823	2,406	5.86	52,459	497	3.76
Commercial business	618,429	6,380	4.09	233,491	2,214	3.76
Installment and collateral	8,483	62	2.94	2,315	31	5.38
Investment securities	1,048,052	8,385	3.20	399,033	3,075	3.08
Federal Home Loan Bank stock	30,110	113	1.49	15,053	14	0.37
Other earning assets	33,053	21	0.25	32,438	20	0.25

Total interest-earning assets	4,969,225	49,201	3.94	2,126,987	20,007	3.75

Allowance for loan losses	(23,353)			(18,930)
Non-interest-earning assets	434,559			140,383

Total assets	$5,380,431			$2,248,440

Interest-bearing liabilities:
NOW and money market	$1,309,691	1,024	0.31	$659,882	547	0.33
Savings	549,209	100	0.07	224,098	37	0.07
Certificates of deposit	1,545,452	3,141	0.81	559,951	1,546	1.10

Total interest-bearing deposits	3,404,352	4,265	0.50	1,443,931	2,130	0.59
Federal Home Loan Bank advances	469,194	589	0.50	181,117	609	1.33
Other borrowings	205,057	1,463	2.85	30,366	33	0.43

Total interest-bearing liabilities	4,078,603	6,317	0.62	1,655,414	2,772	0.66

Non-interest-bearing deposits	616,618			265,736
Other liabilities	53,786			33,267

Total liabilities	4,749,007			1,954,417
Stockholders’ equity	631,424			294,023

Total liabilities and stockholders’ equity	$5,380,431			$2,248,440

Net interest-earning assets	$890,622			$471,573

Tax-equivalent net interest income		42,884			17,235
Tax-equivalent net interest rate spread			3.32			3.09
Tax-equivalent net interest margin			3.44			3.23

Average interest-earning assets to average interest-bearing liabilities			121.84			128.49

Less tax-equivalent adjustment		992			259

Net interest income		$41,892			$16,976

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2014			September 30, 2014
Interest-earning assets:	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Residential real estate	$1,403,045	$12,296	3.51%	$1,364,982	$11,776	3.45%
Commercial real estate	1,665,230	19,538	4.65	1,632,233	18,549	4.51
Construction	162,823	2,406	5.86	123,848	2,851	9.13
Commercial business	618,429	6,380	4.09	610,574	6,787	4.41
Installment and collateral	8,483	62	2.94	17,146	156	3.64
Investment securities	1,048,052	8,385	3.20	987,362	7,809	3.16
Federal Home Loan Bank stock	30,110	113	1.49	30,197	115	1.51
Other earning assets	33,053	21	0.25	51,565	26	0.20

Total interest-earning assets	4,969,225	49,201	3.94	4,817,907	48,069	3.97

Allowance for loan losses	(23,353)			(22,152)
Non-interest-earning assets	434,559			446,626

Total assets	$5,380,431			$5,242,381

Interest-bearing liabilities:
NOW and money market	$1,309,691	1,024	0.31	$1,366,795	945	0.28
Savings	549,209	100	0.07	438,607	167	0.15
Certificates of deposit	1,545,452	3,141	0.81	1,532,862	2,878	0.75

Total interest-bearing deposits	3,404,352	4,265	0.50	3,338,264	3,990	0.48
Federal Home Loan Bank advances	469,194	589	0.50	400,220	584	0.58
Other borrowings	205,057	1,463	2.85	165,557	434	1.05

Total interest-bearing liabilities	4,078,603	6,317	0.62	3,904,041	5,008	0.51

Non-interest-bearing deposits	616,618			632,425
Other liabilities	53,786			53,011

Total liabilities	4,749,007			4,589,477
Stockholders’ equity	631,424			652,904

Total liabilities and stockholders’ equity	$5,380,431			$5,242,381

Net interest-earning assets	$890,622			$913,866

Tax-equivalent net interest income		42,884			43,061
Tax-equivalent net interest rate spread			3.32			3.46
Tax-equivalent net interest margin			3.44			3.56

Average interest-earning assets to average interest-bearing liabilities			121.84			123.41

Less tax-equivalent adjustment		992			868

Net interest income		$41,892			$42,193

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Year Ended December 31,
	2014			2013
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Residential real estate	$1,134,890	$39,537	3.48%	$652,220	$24,646	3.78%
Commercial real estate	1,365,059	65,044	4.76	724,089	33,337	4.60
Construction	106,291	7,469	7.03	48,531	1,773	3.65
Commercial business	492,035	20,549	4.18	197,499	7,867	3.98
Installment and collateral	10,147	412	4.06	2,581	129	5.01
Investment securities	809,305	25,203	3.11	348,627	10,619	3.05
Federal Home Loan Bank stock	24,097	404	1.68	15,222	59	0.39
Other earning assets	35,842	86	0.24	30,143	80	0.27

Total interest-earning assets	3,977,666	158,704	3.99	2,018,912	78,510	3.89

Allowance for loan losses	(21,192)			(18,664)
Non-interest-earning assets	329,652			133,409

Total assets	$4,286,126			$2,133,657

Interest-bearing liabilities:
NOW and money market	$1,109,625	3,293	0.30	$596,580	1,772	0.30
Savings	418,091	437	0.10	225,379	142	0.06
Certificates of deposit	1,218,782	9,829	0.81	541,148	6,078	1.12

Total interest-bearing deposits	2,746,498	13,559	0.49	1,363,107	7,992	0.59
Federal Home Loan Bank advances	344,218	2,326	0.68	179,637	2,387	1.33
Other borrowings	127,381	2,122	1.67	17,842	81	0.45

Total interest-bearing liabilities	3,218,097	18,007	0.56	1,560,586	10,460	0.67

Non-interest-bearing deposits	503,398			238,803
Other liabilities	34,482			29,681

Total liabilities	3,755,977			1,829,070
Stockholders’ equity	530,149			304,587

Total liabilities and stockholders’ equity	$4,286,126			$2,133,657

Net interest-earning assets	$759,569			$458,326

Tax-equivalent net interest income		140,697			68,050
Tax-equivalent net interest rate spread			3.43			3.22
Tax-equivalent net interest margin			3.54			3.37

Average interest-earning assets to average interest-bearing liabilities			123.60			129.37

Less tax-equivalent adjustment		2,825			993

Net interest income		$137,872			$67,057

United Financial Bancorp, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Dollars In Thousands)

(Unaudited)

	Three Months Ended					Years Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income (loss)	$1,421	$9,985	$(5,571)	$947	$1,757	$6,782	$14,227
Adjustments:
Net interest income	(3,421)	(3,828)	(4,948)	—	—	(12,197)	—
Non-interest income	729	(430)	(589)	(268)	—	(558)	(585)
Non-interest expense	12,513	4,497	21,266	1,829	2,141	40,105	3,511
Income tax expense (benefit)	(2,926)	226	(4,346)	(357)	(602)	(7,403)	(853)

Net adjustment	6,895	465	11,383	1,204	1,539	19,947	2,073

Total operating net income	$8,316	$10,450	$5,812	$2,151	$3,296	$26,729	$16,300

Total net interest income	$41,892	$42,193	$36,879	$16,908	$16,976	$137,872	$67,057
Adjustments:
Impact from purchase accounting fair value marks:
(Accretion) / Amortization of loan mark	(1,543)	(1,734)	(3,388)	—	—	(6,665)	—
Accretion / (Amortization) of deposit mark	1,276	1,482	1,150	—	—	3,908	—
Accretion / (Amortization) of borrowings mark	602	612	410	—	—	1,624	—

Net adjustment	(3,421)	(3,828)	(4,948)	—	—	(12,197)	—

Total operating net interest income	$38,471	$38,365	$31,931	$16,908	$16,976	$125,675	$67,057

Total non-interest income	$3,001	$4,076	$6,319	$3,209	$2,959	$16,605	$17,051
Adjustments:
Net (gain) loss on sales of securities	59	(430)	(589)	(268)	—	(1,228)	(585)
Loss on fixed assets—branch optimization	670	—	—	—	—	670	—

Net adjustment	729	(430)	(589)	(268)	—	(558)	(585)

Total operating non-interest income	3,730	3,646	5,730	2,941	2,959	16,047	16,466
Total operating net interest income	38,471	38,365	31,931	16,908	16,976	125,675	67,057

Total operating revenue	$42,201	$42,011	$37,661	$19,849	$19,935	$141,722	$83,523

Total non-interest expense	$45,076	$34,922	$46,177	$18,257	$17,175	$144,432	$62,466
Adjustments:
Merger and acquisition expense	(10,136)	(4,008)	(20,945)	(1,829)	(2,141)	(36,918)	(2,141)
Core deposit intangible amortization expense	(481)	(481)	(321)	—	—	(1,283)	—
Effect of position eliminations	—	—	—	—	—	—	(561)
Effect of branch lease termination agreements	(1,888)	—	—	—	—	(1,888)	(809)
Amortization of fixed asset fair value mark	(8)	(8)	—	—	—	(16)	—

Net adjustment	(12,513)	(4,497)	(21,266)	(1,829)	(2,141)	(40,105)	(3,511)

Total operating expense	$32,563	$30,425	$24,911	$16,428	$15,034	$104,327	$58,955

Total loans	$3,897,866	$3,791,491	$3,693,115	$1,756,611	$1,713,792	$3,897,866	$1,713,792
Non-covered loans (1)	(1,658,594)	(1,693,669)	(1,820,526)	—	—	(1,655,102)	—

Total covered loans	$2,239,272	$2,097,822	$1,872,589	$1,756,611	$1,713,792	$2,242,764	$1,713,792

Allowance for loan losses	24,809	22,304	$21,343	$19,500	$19,183	24,809	$19,183
Allowance for loan losses to total loans	0.64%	0.59%	0.58%	1.11%	1.12%	0.64%	1.12%
Allowance for loan losses to total covered loans	1.11%	1.06%	1.14%	1.11%	1.12%	1.11%	1.12%

(1)	As required by GAAP, the Company recorded at fair value the loans acquired in the legacy United transactions. These loans carry no allowance for loan losses allowance for loan losses for the periods reflected above. for the periods reflected above.

United Financial Bancorp, Inc. and Subsidiaries

Selected Interest Income/Expense and Yields/Costs

Reconciliation of Non-GAAP Financial Measures

(Dollars In Thousands)

(Unaudited)

	Three Months Ended December 31, 2014
	GAAP		Mark to Market		Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost
Residential real estate	$12,296	3.51%	$(633)	(0.21)%	$12,929	3.72%
Commercial real estate	19,538	4.65	744	0.21	18,794	4.44
Construction	2,406	5.86	774	2.03	1,632	3.83
Commercial business	6,380	4.09	685	0.51	5,695	3.58
Installment and collateral	62	2.94	(27)	(1.81)	89	4.75

Certificates of deposit	3,141	0.81	(1,276)	(0.33)	4,417	1.14
Federal Home Loan Bank advances	589	0.50	(609)	(0.53)	1,198	1.03
Other borrowings	1,463	2.85	7	(0.14)	1,456	2.99

Tax-equivalent net interest margin	42,884	3.44	3,421		39,463	3.15

	Three Months Ended September 30, 2014
	GAAP		Mark to Market		Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost
Residential real estate	$11,776	3.45%	$(794)	(0.27)%	$12,570	3.72%
Commercial real estate	18,549	4.51	248	0.10	18,301	4.41
Construction	2,851	9.13	1,348	4.59	1,503	4.54
Commercial business	6,787	4.41	1,003	0.73	5,784	3.68
Installment and collateral	156	3.64	(71)	(2.00)	227	5.64

Certificates of deposit	2,878	0.75	(1,482)	(0.38)	4,360	1.13
Federal Home Loan Bank advances	584	0.58	(620)	(0.63)	1,204	1.21
Other borrowings	434	1.05	8	0.04	426	1.01

Tax-equivalent net interest margin	43,061	3.56	3,828		39,233	3.23